Exhibit 99.1

Deep Lake Capital Acquisition Corp. Announces Pricing
of Upsized $180 Million Initial Public Offering

January 12, 2021

NEW YORK, NY--(BUSINESS WIRE)-- Deep Lake Capital Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, announced today the pricing of its initial public offering of 18,000,000 units at a price of $10.00 per unit.  The units will be listed on the Nasdaq Stock Market, LLC (“Nasdaq”) and will trade under the ticker symbol “DLCAU” beginning on January 13, 2021.  Each unit issued in the offering consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.  After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “DLCA” and “DLCAW,” respectively.

Deep Lake Capital Acquisition Corp., led by Mark Lavelle, Gary Marino and Michael Cyrus, is incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with a target company in the technology and financial services industry.

Citigroup Global Markets Inc. and Jefferies LLC are acting as book runners for the offering.  The Company has granted the underwriters a 45-day option to purchase up to an additional 2,700,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus.  Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone at (800) 831-9146; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by e-mail at prospectus_department@jefferies.com or by telephone at 1-877-821-7388.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on January 12, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering.  No assurance can be given that the offering will be completed on the terms described, or at all.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Michael Cyrus, CFO
michael@deeplakecapital.com